                                                                       EXHIBIT 2


                              UNITED MEXICAN STATES

                       GLOBAL MEDIUM-TERM NOTES, SERIES A
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                   $1,000,000,000 FLOATING RATE NOTES DUE 2009

                                 TERMS AGREEMENT

                                                                 January 6, 2004

Secretaria de Hacienda y Credito Publico
Unidad de Credito Publico
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
Mexico D.F. 06000
Mexico

                  Subject in all respects to the terms and conditions contained in the Amended and Restated Selling Agency Agreement, dated December 1, 2003 (the "Selling Agency Agreement"), between the United Mexican States ("Mexico") and the agents named therein (the "Agents"), and as modified by the terms and conditions hereof, each of the managers identified on Annex I hereto (the "Managers") severally and not jointly agrees to purchase, and Mexico agrees to sell to each of them, the principal amount set forth next to such Manager's name in Annex I hereto of Floating Rate Notes due 2009 (the "Notes") of Mexico, having the terms set forth in the Pricing Supplement dated the date hereof attached hereto as Annex II (the "Pricing Supplement"), at the Purchase Price set forth in the Pricing Supplement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pricing Supplement and the Selling Agency Agreement. All of the provisions of the Selling Agency Agreement are incorporated herein by reference, as modified by the additional terms set forth below:

Closing Date and Time:              10:00 a.m. (New York time) on January 13,
                                    2004

Payment:                            The Managers will pay or cause to be
                                    paid to Mexico the Purchase Price for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price for the Notes, plus accrued interest on the Notes, if any, from January 13, 2004, and less the discount for the Notes specified in the Pricing Supplement). Such payment shall be made in U.S. dollars in immediately available funds to an account designated by Mexico.

Place of Delivery of Notes:         The Closing shall be held at the New York
                                    office of Cleary, Gottlieb, Steen &
                                    Hamilton.

Period during which additional
External Indebtedness may not be
sold pursuant to Section 4(r) of
the Selling Agency Agreement:       None.

Force Majeure Provision:            [ ] Section 9(b)(i) of the Selling Agency
                                        Agreement

                                    [X] Section 9(b)(ii) of the Selling Agency
                                        Agreement

Stabilization:                      Citigroup Global Markets Inc. and Deutsche
                                    Bank Securities Inc. (the "Joint Lead
                                    Managers") (or, in the United Kingdom,
                                    Citigroup Global Markets Inc.) may, to the extent permitted by applicable law, over-allot or effect transactions in the open market or otherwise in connection with the distribution of the Notes with a view to stabilizing or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market, but in doing so the Joint Lead
                                    Managers shall act as principal and not as agent of Mexico. Such transactions, if commenced, may be discontinued at any time.
                                    As between Mexico and the Joint Lead
                                    Managers, any loss resulting from
                                    stabilization shall be borne, and any profit arising therefrom shall be retained, by the Joint Lead Managers.

Expenses:                           The Managers have agreed to pay certain of
                                    Mexico's expenses as set out in the letter dated as of January 6, 2004, signed by the Managers.

Other Provisions:                   In connection with the purchase of the Notes
                                    by Banc of America Securities LLC and
                                    Deutsche Bank Securities Inc. for resale pursuant to Section 2 of the Selling Agency
                                    Agreement, Mexico hereby appoints Banc of America Securities LLC and Deutsche Bank
                                    Securities Inc. as Additional Agents (as such term is defined in the Selling Agency
                                    Agreement) for the purpose of the
                                    transaction described herein.

                  Section 15 of the Selling Agency Agreement (relating to the submission to the jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York by the parties thereto) is incorporated by reference herein, except that all references therein to "this Agreement" shall be deemed references to this Terms Agreement.

                  THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.

         This Terms Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

CITIGROUP GLOBAL MARKETS INC.

By: /s/ John M. Hartzell
    --------------------------------
    Name:  John M. Hartzell
    Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By: /s/ Marcelo Blanco                     By: /s/ Carlos Mendoza
    --------------------------------           ---------------------------------
     Name: Marcelo Blanco                      Name: Carlos Mendoza
     Title: Managing Director                  Title: Vice President

BANC OF AMERICA SECURITIES LLC

By: /s/ Thomas Mooney
    --------------------------------
    Name: Thomas Mooney
    Title: Principal

MERRILL LYNCH, PIERCE, FENNER & SMITH
             INCORPORATED

By: /s/ Nancy Kennan
    --------------------------------
    Name: Nancy Kennan
    Title: Authorized Signatory

Accepted:

UNITED MEXICAN STATES

By: /s/ Silvia Eugenia Rocha Torres
    --------------------------------
    Name: Silvia Eugenia Rocha Torres
    Title: Deputy Director General of Legal Procedures of Credit
           of the Ministry of Finance and Public Credit

                                                                         ANNEX I

                         Managers                            Principal Amount of Notes
---------------------------------------------------------    -------------------------
Citigroup Global Markets Inc. ...........................         $  450,000,000
Deutsche Bank Securities Inc. ...........................            450,000,000
Banc of America Securities LLC ..........................             50,000,000
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated .......................             50,000,000
                                                                  --------------
       Total ............................................         $1,000,000,000
                                                                  ==============